CONTACTS:

Brian Turcotte
Investor Relations
561-438-3657
brian.turcotte@officedepot.com

Brian Levine
Public Relations
561-438-2895
brian.levine@officedepot.com

OFFICE DEPOT ANNOUNCES DELAY OF THIRD-QUARTER EARNINGS

Delray Beach, Fla., October 29, 2007 - Office Depot (NYSE:ODP), a leading global provider of office products and services, today announced that it has delayed the distribution of its third-quarter earnings release and related conference call and webcast, previously scheduled to take place on October 30, 2007. The delay is due to an independent review by the Audit Committee of the Company’s vendor program funds. The review relates principally to the timing of the recognition of certain vendor program funds.

A subsequent press release will be issued announcing a new date and time for the distribution of third-quarter earnings information.

About Office Depot
Office Depot provides more office products and services to more customers in more countries than any other company.

Incorporated in 1986 and headquartered in Delray Beach, Fla., Office Depot has annual sales of over $15.4 billion, and employs approximately 52,000 associates around the world. Currently, the Company sells to customers directly or through affiliates in 43 countries.

Office Depot is a leader in every distribution channel -- from retail stores and contract delivery to catalogs and e-commerce. As of June 30, 2007, Office Depot had 1,186 retail stores in North America and another 369 stores, either company-owned, licensed or franchised, in other parts of the world. Office Depot serves a wide range of customers through a dedicated sales force, telephone account managers, direct mail offerings, and multiple web sites. With $4.7 billion in online sales during the last twelve months, the Company is also one of the world’s largest e-commerce e-retailers.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on February 14, 2007 and its 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.